Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-148705) pertaining to the Erie Indemnity Company 2004 Long-Term Incentive Plan, the Erie Indemnity Company 1997 Long-Term Incentive Plan, as amended, and the Erie Indemnity Company Deferred Compensation Plan for Outside Directors, as amended of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedules of Erie Indemnity Company, and the effectiveness of internal control over financial reporting of Erie Indemnity Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young, LLP
Cleveland, Ohio
February 25, 2010

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